Shurgard Storage Centers, Inc.

Exhibit (21.1) - Subsidiaries of the Registrant

    SSC Property Holdings, Inc.;
    SSC Benelux Inc.;
    SSC Evergreen Inc.
    Shurgard Development I, Inc.
    Shurgard Development II, Inc.
    Shurgard Development III, Inc.
    Shurgard Development VI, Inc.
    Shurgard TRS, Inc.